EXHIBIT 10.25

BIG LOTS

SUPPLEMENTAL SAVINGS PLAN

AMENDED AND RESTATED

EFFECTIVE AS OF JANUARY 1, 2014

BIG LOTS
SUPPLEMENTAL SAVINGS PLAN

BIG LOTS

SUPPLEMENTAL SAVINGS PLAN

Purpose

The purpose of this nonqualified deferred compensation plan is to promote the success of the Company and Affiliates who are participating Employers in the Plan (now known as the Big Lots Supplemental Savings Plan), by providing a means for certain Highly Compensated Employees to defer Compensation.

Concept

The Plan is designed to provide Participants with a supplemental vehicle through which to defer Compensation and related Matching Employer Contributions (if applicable) in a manner substantially similar to deferrals made pursuant to elections under the Company’s tax-qualified 401(k) plan.

The Plan is intended and designed to coordinate with the Company’s tax-qualified 401(k) plan in a manner consistent with the intent of the Company, as described below. All contributions deferred under the Plan shall be made without regard to the deferrals made with respect to the 401(k) plan and shall be treated as unfunded contributions. In no event may any Participant in the Plan defer an aggregate amount of Compensation in excess of seventy-five percent (75%) of the Participant’s Base Compensation and one hundred percent (100%) of the Participant’s Fiscal Year Compensation and/or Performance Bonus.

The Plan is an unfunded, supplemental executive deferred compensation plan structured to benefit Participants in a manner that provides incentive to improve the profitability, competitiveness and growth of the Company and Affiliates who are participating Employers in the Plan.

Effective Date

The Plan as evidenced by this document shall become effective as of January 1, 2014, and is an amendment and restatement of the Plan originally effective as of January 1, 1991, which was subsequently amended and restated on November 16, 1992, on January 1, 2003, and again on January 1, 2008, which was amended without restatement effective January 1, 2010, and which may be further amended from time to time.

ARTICLE I

PARTICIPATION

Section 1.1 - Eligibility and Participation

Associates of an Employer who are considered Highly Compensated Employees shall be eligible to participate in the Plan not earlier than the later of the first date of their employment with the Employer and the date that the Associate is first classified as a Highly Compensated Employee of an Employer. The Committee, in its sole and final discretion, may determine which Associates who are eligible to participate in the Plan shall become Participants and the effective date of that eligibility. Notwithstanding, all Associates who were Participants in the Plan as of January 1, 2008 shall continue to participate in the Plan on and after said date.

Section 1.2 - Conditions of Participation

An Associate shall not become a Participant until he or she completes and returns a Deferral Agreement to the Committee making such elections as are required by such Deferral Agreement within the time limits imposed by the Plan and set forth in Section 1.3 of the Plan. By submitting a Deferral Agreement, each Participant shall be deemed conclusively, for all purposes, to have assented to the terms and provisions of the Plan and shall be bound thereby. Certain restrictions shall apply to those Participants who constitute “Officers” or “Directors” of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and attending regulations as adopted and interpreted by the Securities and Exchange Commission as they relate to investments (if any) in shares of the Company.

Section 1.3 - Election to Defer

(a)	Each Participant must submit a completed Deferral Agreement to the Committee no later than the applicable election date set forth below.

(i)
Base Compensation. A Deferral Agreement with respect to any Base Compensation for services performed during a Plan Year must be submitted no later than December 31 preceding the Plan Year in which such services will be performed.

(ii)
First Year of Eligibility. In the discretion of the Committee, during a Plan Year in which an Associate first becomes a Participant in the Plan, the Deferral Agreement must be submitted to the Committee no later than thirty (30) days after the date on which the Associate first becomes eligible to participate in the Plan. Such Deferral Agreement shall be effective only with respect to Base Compensation relating to services performed after the date of such election. For purposes of this Section 1.3(a)(ii), an Associate is first eligible to participate in the Plan only if the Associate is not a participant (or eligible to participate) in any other arrangement of any Employer that would be treated as a single nonqualified deferred compensation plan along with the Plan under Treasury Regulation §1.409A-1(c)(2).

(iii)
Performance Bonus. In the discretion of the Committee, a Deferral Agreement with respect to any Performance Bonus must be submitted by the date that is no later than six (6) months before the end of the performance period on which the Performance Bonus is based; provided, that in no event may an election to defer be made after such Performance Bonus has become readily ascertainable.

(iv)
Fiscal Year Compensation. In the discretion of the Committee, a Deferral Agreement with respect to any Fiscal Year Compensation for services performed during an Employer’s fiscal year must be submitted no later than the last day of the previous fiscal year of the Employer.

(b)
For each subsequent Plan Year, a Participant may amend his or her existing elections by submitting a new Deferral Agreement no later than the latest date for which an election to defer may be made, as provided in Section 1.3(a) of the Plan. An election by a Participant that has not been amended pursuant to this Section 1.3(b) shall be deemed to be a new election for the subsequent Plan Year.

(c)	The minimum annual amount that a Participant shall elect to defer under the Plan for any Plan Year shall not be less than $1,000.

Section 1.4 - Matching Employer Contributions

Each Employer shall cause Matching Employer Contributions to be credited to a Participant’s Deferred Account under the Plan, to the extent determined by the Board and in an amount as the Board, in its sole discretion, determines to be appropriate. Matching Employer Contributions shall vest according to the following schedule:

Years of Vesting Service at Termination	Vested Percentage of Matching Employee Contributions
Less than 2	0%
2	25%
3	50%
4	75%
5 or more	100%

Notwithstanding the foregoing, a Participant shall be fully vested in any unvested Matching Employer Contributions in the event of the Participant’s Termination due to death, disability or retirement. For purposes of the Plan, the determination of whether a Participant is disabled or has retired shall be made by reference to the Big Lots Savings Plan.

Section 1.5 - Deferred Accounts

(a)
All Compensation deferred under the Plan and Matching Employer Contributions, if any, shall be credited to the Participant’s Deferred Account in the same manner as though contributed as permissible salary deferrals or matching contributions to the tax-qualified 401(k) plan. Separate Deferred Accounts shall be created and maintained for each Participant to reflect the appropriate allocation of deferred Compensation and Matching Employer Contributions to the accounts and investment funds maintained for the Participant. Such accounts and investment funds shall be established solely for recordkeeping purposes, shall not be required to be informally or formally funded or held in specific investments or as separated assets, and shall meet all of the requirements of Section 7.2 hereof as pertinent to unfunded, nonqualified deferred compensation plans. Credits and charges shall be made to the Deferred Accounts as described in subsections (b) and (c) of this Section 1.5.

(b)
The Committee may, for administrative purposes, establish unit values for one or more investment funds (or any portion thereof) and maintain the accounts setting forth each Participant’s interest in such investment fund (or any portion thereof) in terms of such units, all in accordance with such rules and procedures that the Committee shall deem fair, equitable and administratively feasible. A Participant’s interest in an investment fund (or any portion thereof) in the event a unit account is established shall be determined by multiplying the then value of a unit in said investment fund (or any portion thereof) by the number of units then credited to the Participant’s Deferred Account.

(c)
To extent authorized by the Board, a Participant shall have the authority to make investment elections with respect to deferred Compensation and any Matching Employer Contributions in a manner as prescribed by the Committee, including but not limited to electronic and telephonic means. Such investment authority, however, shall not give ownership rights to the Participant of his or her Deferred Account, but said Deferred Account shall continue to be owned and held in the name of the applicable Employer and subject to creditors’ rights as described in Section 7.2 of the Plan.

Section 1.6 - Statement of Accounts

The Committee shall cause to be provided to each Participant (or Beneficiary as applicable), as soon as practical after the close of each calendar quarter, a statement in such form as the Company deems desirable, setting forth the Participant’s current Deferred Account balances.

ARTICLE II

BENEFIT DISTRIBUTIONS FROM THE PLAN

Section 2.1 -Time of Distributions

Except as provided in Section 2.4, a Participant’s Deferred Account shall be distributed within ninety (90) days after a Participant’s Termination.

Section 2.2 -Form of Distributions

Distributions from the Plan shall be paid in a lump sum cash settlement; provided, however, that Participants subject to Section 16 of the Exchange Act shall receive their distributions in a manner that complies with the requirements of the Exchange Act.

Section 2.3 - Change in Control

In the event that a Change in Control of the Company occurs, the Committee shall cause an immediate lump sum distribution of the Deferred Accounts (whether or not vested) under the Plan to be made to all Participants within ninety (90) days following the occurrence of the Change in Control.

Section 2.4 - Six Month Distribution Delay of Non-Grandfathered Amounts

If a Participant is a “specified employee,” within the meaning of Section 409A of the Code and as determined under the Company’s policy for determining specified employees, on the date of his or her Termination, all Non-Grandfathered Amounts shall be paid within thirty (30) days following the six (6) month anniversary of the date of Termination (or, if earlier, the Participant’s death).

Section 2.5 - Withholding & Payroll Taxes

The Employer shall have the power and the right to deduct, withhold or collect any amount required by law or regulation to be withheld with respect to any taxable event arising under the Plan. This amount may be: (i) withheld from other amounts due to the Participant; (ii) withheld from any payment being made to a Participant under this Plan; or (iii) collected directly from the Participant. Determinations by the Committee as to withholding shall be binding on the Participant and any applicable Beneficiary.

Section 2.6 - Beneficiary Designation

Each Participant may from time to time designate any person or persons (who may be designated contingently or successively and who may be an entity other than a natural person) as their Beneficiary or Beneficiaries to whom Plan benefits are paid if the Participant dies before receipt of all such benefits. Such Beneficiary designation(s) shall not be subject to the surviving spouse limitations/requirements applicable to tax-qualified retirement plans. Each Beneficiary designation shall be filed in the written form prescribed by the Committee and will be effective only when filed with the Committee during the Participant’s lifetime. Each written Beneficiary designation filed shall cancel all Beneficiary designations previously filed with the Committee. A Participant may revoke a Beneficiary designation only by filing with the Committee, during the Participant’s lifetime, either a superseding Beneficiary designation, or such other writing in a form and manner prescribed by the Committee. The revocation of a Beneficiary designation shall not require the consent of the designated Beneficiary(ies).

If any Participant is not survived by a Beneficiary as designated above, any death benefit payable hereunder shall be paid to the executor or administrator of the Participant’s estate.

A surviving Beneficiary of a Participant may designate a Beneficiary to whom Plan benefits are to be paid if (a) the Beneficiary’s death occurs before receipt of all benefits otherwise payable, and (b) without survival of a secondary Beneficiary appointed by the Participant. If such a surviving Beneficiary dies before receiving the entire death benefit and has not designated a Beneficiary (or such Beneficiary has died), the remainder of such benefits shall be paid to the executor or administrator of such Beneficiary’s estate.

ARTICLE III

WITHDRAWALS

Section 3.1 - Hardship Withdrawals

A participant may request a distribution from all or part of his or her Deferred Account upon the occurrence of an Unforeseeable Emergency. The amount of this distribution, however, may not be greater than the amount reasonably necessary to satisfy the emergency need or, if less, the value of the Participant’s Deferred Account as of the distribution date. As a condition of receiving a distribution under this Section 3.1, the Participant must file a written application with the Committee specifying the nature of the Unforeseeable Emergency and the amount needed to address that circumstance and supplying any other information the Committee, in its discretion, may need to ensure that the conditions specified in this Section 3.1 are satisfied. Notwithstanding the foregoing, a distribution on account of an Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan.

Any deferrals by a Participant who obtains a hardship distribution pursuant to Treasury Regulation §1.401(k)-(d)(3) from a tax-qualified defined contribution plan of any Employer will be cancelled following the date of such distribution. A Participant whose deferrals have been cancelled pursuant to this Section 3.1 may elect to make later deferrals of his or Compensation only in accordance with Section 1.3 of the Plan.

Section 3.2 - Withdrawal Procedures

The Committee shall from time to time adopt the necessary procedures to be followed in the event a Participant seeks to elect a hardship withdrawal under Section 3.1. All procedures instituted by the Committee shall be binding upon the Participant.

ARTICLE IV

COMMITTEE

Section 4.1 - Committee

The retirement committee of the Company’s tax-qualified 401(k) plan shall be the Committee of the Plan in accordance with the intention of the Board, as expressed herein.

Section 4.2 - Committee Procedures

A Committee member who at any time hereunder is a Participant shall not have any vote in any decision under the Plan made primarily with respect to such Committee member or such member’s or administrator’s benefits hereunder. In this event, the decision shall be made by a majority of the Committee members or if the Plan is administrated by one individual, then by the Board.

All actions of the Committee shall be by majority vote and may be taken with or without a meeting. If taken without a meeting, the action shall be in writing and signed by a majority of the members.

In the event of any disagreement among the Committee members at any time acting hereunder and authorized to act with respect to any matter, the decision of the majority of said Committee members shall be controlling and shall be binding and conclusive upon the Committee, the Participants, and their Beneficiaries and upon the respective successors, assigns, executors, administrators, heirs, next-of-kin and distributees of all the foregoing.

Subject to the provisions of this Section 4.2, each additional and each successor Committee member at any time acting hereunder shall have all of the rights and powers (including discretionary rights and powers) and all of the privileges and immunities hereby conferred upon the initial Committee members hereunder, and all of the duties and obligations so imposed upon the initial Committee members hereunder.

Except as otherwise may be required by any applicable law, no Committee member at any time acting hereunder shall be required to give any bond or other security for the faithful performance of duties as such Committee member.

ARTICLE V

ADMINISTRATION

Section 5.1 - Administrative Powers and Duties

The Board shall designate such officer(s) of the Company to be the authorized administrator of the Plan and to have the primary administrative responsibility with respect to the Plan in coordination with and under the direction of the Committee. The administrator shall serve at the pleasure of the Board and the Committee and shall administer the Plan. All policy and administrative functions shall be the full and total responsibility of the administrator who shall perform said functions under the direction of the Committee. The administrator shall interpret the provisions of the Plan where necessary and may adopt procedures for the administration of the Plan that are consistent with the provisions of the Plan.

The Committee may retain auditors, accountants, recordkeepers, legal counsel, consultants and other counsel, including persons acting in a similar capacity for an Employer and who may be Associates, to assist in the administration of the Plan. The opinion of any such counsel shall be full and complete authority and protection in respect to any action taken, suffered or omitted by the Committee or administrator designated by the Board in good faith and in accordance with such opinion.

Section 5.2 - Expenses & Taxes

The Employer shall pay the reasonable expenses incurred by the Committee and others performing services relative to the administration of the Plan, including the fees and compensation of the persons referred to in Section 5.1.

Any gains or losses attributable to the Deferred Account of the Participants shall be gains or losses attributable to the Employer and shall be income of the Employer.

Section 5.3 - Records

The Employers and the Committee shall each keep such records and shall each give reasonable notice to the other of such information, that shall be proper, necessary or desirable to effectuate the purposes of the Plan, including, without in any manner limiting the generality of the foregoing, records and information with respect to deferral elections, Deferred Accounts, dates of employment and terminations, and determinations made hereunder. In addition, the Employer and the Committee shall be protected in acting upon any notice or other communication purporting to be signed by any person and reasonably believed to be genuine and accurate, including the Participant’s current mailing address.

Section 5.4 - Determinations

All determinations hereunder made by the Company or the Committee shall be made in the sole and absolute final discretion of the Company or of the Committee, as the case may be.

In the event that any dispute shall arise hereunder, including, without in any manner limiting the generality of the foregoing, any matter relating to the eligibility of any person to participate, the participation of any person, the amount payable to any person, and the applicability and the interpretation of the provisions of the Plan, the decision of the Committee upon such matter shall be binding and conclusive upon the Company, the Committee, the Participant, and Beneficiary(ies) and the successors, assigns, heirs and distributees of all the foregoing.

Section 5.5 - Legal Incompetency

The Committee may direct payment either directly to an incompetent or disabled person, whether because of minority or mental or physical disability, or to the guardian of such person, or to the person having custody, without further liability on the part of the Employer, Committee, or any person, for the amounts of such payment to the person on whose account such payment is made.

Section 5.6 - Action by the Employer

Any action by an Employer under the Plan may be by resolution of the applicable board of directors (or other managing body), or by a person(s) duly authorized by resolution of said board of directors (or managing body) to take such action(s).

Section 5.7 - Exemption From Liability; Indemnification

The Committee shall be free from all liability, for acts, omissions and conduct, and for the acts, omissions and conduct of duly appointed agents, in the administration of the Plan, except for those acts or omissions and conduct resulting from willful misconduct and gross negligence.

The Company shall indemnify the Committee and any Associate, officer or director of the Company or an applicable Employer against any claims, loss, damage, expense and liability, by insurance or otherwise, reasonably incurred by the individual in connection with any action or failure to act by reason of membership on the Committee or performance of an authorized duty or responsibility for or on behalf of the Company or any applicable Employer pursuant to the Plan unless the same is judicially determined to be the result of the individual’s willful misconduct or gross negligence. Such indemnification by the Company shall be made only to the extent such expense or liability is not payable to or on behalf of such person under any liability insurance coverage. The foregoing right to indemnification shall be in addition to any other rights to which any such person may be entitled as a matter of law.

Section 5.8 - Nonalienation of Benefits

Except as otherwise provided by law, no benefit, payment or distribution under the Plan shall be subject either to the claim of any creditor of a Participant or Beneficiary(ies), or to attachment, garnishment, levy, execution or other legal or equitable process, by any creditor of such person, and no such person shall have any right to alienate, commute, anticipate or assign (either at law or equity) all or any portion of any benefit, payment or distribution under the Plan.

The Plan shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to benefits hereunder.

In the event that any Participant’s benefits are garnished or attached by order of any court, the Committee may elect to bring an action for a declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid by the Plan. During the pendency of said action, any benefits that become payable may be paid into the court as they become payable, to be distributed by the court to the recipient as it deems proper at the close of said action.

ARTICLE VI

INCLUSION AND WITHDRAWAL OF EMPLOYERS

Section 6.1 - Inclusion of Employers

Any Affiliate that is authorized by the Board to participate in the Plan may elect to become an Employer by action of its own board of directors (or other managing body) and by entering into a Joinder Agreement, a copy of which is attached hereto as Exhibit A.

Section 6.2 - Withdrawal of Employers

The Company may, at any time in its sole discretion, determine to exclude any Employer from the Plan. Any Employer may similarly elect to discontinue its participation in the Plan at any time by giving sixty (60) days prior written notice of its intent to so withdraw.

The exclusion or withdrawal of an Employer from the Plan shall not adversely affect the administration of amounts already credited to the Deferred Account under the Plan of any Participant employed by such Employer, with respect to which amounts the Plan shall be continued until all such amounts under the Plan have been paid by the Employer or otherwise liquidated under applicable law or judicial judgment. Notwithstanding the foregoing, any exclusion of or withdrawal by an Employer shall not have any effect on elections made with respect to the Participant’s taxable year and the Company’s taxable year in which the withdrawal or exclusion occurred.

Section 6.3 - Sale or Liquidation of Employers

In the event the Company should sell or otherwise directly or indirectly dispose of sufficient interest in an Employer so that it no longer owns eighty (80) percent of such company, or an Employer is liquidated, the Company shall assume payment of such Employer’s remaining deferred compensation obligations under the Plan.

Section 6.4 - Transfer Between Participating Employers

In the event that a Participant’s employment is transferred from one participating Employer to another, the transfer shall not adversely affect the administration of amounts then credited to the Deferred Account of such Participant on, or as of the date of, transfer and the Participant’s prior participating Employer shall remain obligated to pay such deferred benefits in accordance with the provisions of the Plan in effect prior to the date of such transfer. The Participant’s new participating Employer shall become obligated under the terms of the Plan to pay any deferred compensation amounts credited to the Participant’s Deferred Account upon and after said date of transfer.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.1 - Employment and Other Rights

Nothing contained herein shall require an Employer to continue any Participant in its employ, nor does the Plan create any rights of any Participant or Beneficiary or any obligation on the part of an Employer other than those set forth herein. The benefits payable under the Plan shall be independent of, and in addition to, any other employment agreements that may exist from time to time concerning any other compensation or benefits payable by Employers.

Section 7.2 - Right to Benefits

The sole interest of each Participant and each Beneficiary under the Plan shall be to receive the benefits provided herein as and when the same shall become due and distributable in accordance with the terms hereof and applicable elections hereunder, and neither any Participant nor any Beneficiary shall have any right, title or interest (legal or equitable) in or to any of the specific property or assets of an Employer. All benefits hereunder shall be distributed solely from the general assets of the applicable Employer and no Employer shall maintain any separate fund or other separate assets to provide any benefits hereunder. In no manner shall any property or assets of an Employer be deemed or construed through any of the provisions of the Plan to be held in trust for the benefit of any Participant or designated Beneficiary or to be collateral security for the performance of the obligations imposed by the Plan on an Employer. The rights of any Participant hereunder and any Beneficiary of the Participant shall be solely those of an unfunded and unsecured creditor in respect to the promise of an Employer to pay benefits in the future.

Section 7.3 - Offsets to Benefits

Notwithstanding any provisions of the Plan to the contrary, any Employer or the Committee may, in its sole and absolute final discretion determine and offset any amounts to be paid to a Participant under the Plan against any amounts up to $5,000 which such Participant may owe to such Employer to the extent permitted by Treasury Regulation §1.409A-3(j)(4)(xiii).

Section 7.4 - Amendment and Termination

While the Employers intend to continue the Plan indefinitely, the Plan may be amended, suspended or terminated at any time by the Board; provided, that no such amendment, suspension or termination shall adversely affect the administration of amounts already credited to Deferred Accounts under the Plan, with respect to which amounts the Plan shall continue until all deferred Compensation and applicable Matching Employer Contributions (if any) credited to Deferred Accounts under the Plan have been distributed in accordance with Article II. In the event it should be determined for any reason by an applicable agency of the federal government or by any court of competent jurisdiction that the Plan does not satisfy the exclusions of Section 201(2), Section 301(a)(3) and Section 401(a)(1) of ERISA, the Plan shall be deemed terminated as of the date of such determination unless alternative action by the Board is taken.

Section 7.5 -Income Inclusion Under Section 409A of the Code

The Committee may accelerate the time or schedule of a distribution to a Participant to pay an amount the Participant includes in income as a result of the Plan failing to meet the requirements of Section 409A of the Code and the regulations promulgated thereunder. Such payment may not exceed the amount required to be included in income as a result of the failure to comply with Section 409A of the Code and the regulations promulgated thereunder.

Section 7.6 - Claims Procedure

(a)
Filing Claims. In general, neither Participants nor their Beneficiaries need to present a formal claim for benefits under the Plan in order to qualify for rights or benefits under the Plan. If, however, any Participant or Beneficiary (“claimant”) is not granted the rights or benefits to which the person believes him or herself to be entitled, a formal claim for benefits must be filed in accordance with this Section 7.6. A claim by any person must be presented to the Committee within the maximum time permitted by law or under regulations promulgated by the Secretary of Labor or his or her delegate pertaining to claims procedures. The claims official will, within a reasonable time, and not later than the maximum period of time specified by law or under regulation, consider the claim and will issue his or her determination thereon in writing. If the claim is granted, the appropriate distribution or payment will be made. Before deciding the claim, the claims official will review the provisions of the Plan and other relevant Plan documents, including similar claims, to ensure and verify that the claim is made in accordance with those documents and that the decision is applied consistently with regard to similarly situated claimants.

(b)
Notification to Claimant. If a claim request is wholly or partially denied, the Committee will furnish to the claimant a notice of the decision within 90 days, (or if the claim is a claim on account of disability, no later than 45 days after the receipt of such claim) in writing and in a manner calculated to be understood by the claimant, which notice will contain the following information:

(i)	Specific reason or reasons for the denial;

(ii)	Specific references to pertinent Plan provisions upon which the denial is based;

(iii)	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

(iv)	An explanation of the Plan’s claims review procedure describing the steps to be taken by a claimant who wishes to submit his claims for review and the time limits applicable to such procedures;

(v)	A statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination upon review; and

(vi)
In the case of an adverse determination of a claim on account of disability, the information to the claimant shall include, to the extent necessary, the information set forth in Employee Benefits Security Administration Regulation §2560.503-1(g)(1)(v).

If special circumstances require the extension of the 45-day or 90-day period described above, the claimant will be notified before the end of the initial period of the circumstances requiring the extension and the date by which the claims official expects to reach a decision. Any extension for deciding a claim will not be for more than an additional 90-day period, or, if the claim is a claim on account of disability, for not more than two additional 30-day periods.

(c)	Review Procedure. The claimant or his authorized representative may, with respect to any denied claim:

(i)
Request a review upon a written application filed within 60 days (180 days in the case of a denial of a claim on account of disability) after receipt by the claimant of written notice of the denial of his claim;

(ii)	Review and receive copies of all documents relating to the claimant’s claim for benefits, free of charge; and

(iii)	Submit documents, records, issues and comments in writing.

Any request or submission will be in writing and will be directed to the Committee (or its designee). The Committee (or its designee) will have the sole responsibility for the review of any denied claim and will take all steps appropriate in the light of its findings.

(d)
Decision on Review. The Committee (or its designee) will render a decision upon review not later than 60 days (45 days in the case of a claim on account of disability) after receipt of the request for review. If special circumstances (such as the need to hold a hearing on any matter pertaining to the denied claim) warrant additional time, the decision will be rendered as soon as possible, but not later than 60 days after receipt of the request for review. Written notice of any such extension will be furnished to the claimant prior to the commencement of the extension. This notice will indicate the special circumstances requiring the extension and the date by which the Committee expects to render a decision and will be provided to the claimant prior to the expiration of the initial 45-day or 60-day period. The Committee will consider all information submitted by the claimant, regardless of whether the information was part of the original claim. The decision on review will be in writing and will include:

(i)	Specific reason or reasons for the decision;

(ii)	Specific references to pertinent Plan provisions upon which the decision is based;

(iii)	The claimant’s ability to review and receive copies of all documents relating to the claimant’s claim for benefits, free of charge;

(iv)	An explanation of any voluntary review procedures describing the steps to be taken by a claimant who wishes to submit his claims for review and the time limits applicable to such procedures; and

(v)	A statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

In the case of a claim on account of disability, the review of the denied claim shall be conducted by a named fiduciary who is neither the individual who made the benefit determination nor a subordinate of such person and no deference shall be given to the initial benefit determination. For issues involving medical judgment, the named fiduciary must consult with an independent health care professional who may not be the health care professional who decided the initial claim. To the extent permitted by law, the decision of the claims official (if no review is properly requested) or the decision of the review official on review, as the case may be, will be final and binding on all parties. No legal action for benefits under the Plan will be brought unless and until the claimant has exhausted his or her remedies under this Section 7.6.

ARTICLE VIII

DEFINITIONS

For the purposes of the Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

Section 8.1 - Affiliate

“Affiliate” means all persons with whom the Company would be considered a single employer under Sections 414(b) and (c) of the Code.

Section 8.2 - Associate

“Associate” means an individual who is currently employed by the Company or any other Employer.

Section 8.3 - Base Compensation

“Base Compensation” means the gross base salary and annual bonus (other than any Performance Bonus or Fiscal Year Compensation) that, absent a deferral election under this Plan or any tax-qualified plan of the Company or an Affiliate, earned by a Participant in any year for services performed for the Company and/or any Affiliate.

Section 8.4 - Beneficiary

“Beneficiary” means the person, persons, or entity designated, whether by Participant election or default, to receive any death benefits payable under this Plan.

Section 8.5 - Board

“Board” means the Board of Directors of the Company.

Section 8.6 - Change in Control

“Change in Control” means the occurrence of any one of the following actions or events:

(a)	With respect to Grandfathered Amounts:

(i)
Any person or group (as defined in Section 13 of Exchange Act) other than the Company or an Affiliate becomes the beneficial owner of, or has the right to acquire (by contract, option, warrant, conversion of convertible securities or otherwise), twenty (20) percent or more of the outstanding common shares of the Company entitled to vote for the election of directors; or

(ii)
A majority of the Board is replaced within any period of two (2) years or less by directors not approved by the majority of the directors of the Company in office at the beginning of such period, or a majority of the Board at any date consists of persons not so approved; or

(iii)
The shareholders of the Company approve an agreement to merge or consolidate the Company with another company other than an Affiliate or an agreement to sell or otherwise dispose of all or substantially all of the assets to an entity other than an Affiliate.

(b)	With respect to Non-Grandfathered Amounts:

(i)
The acquisition by any person, or more than one person acting as a group, of shares of the Company that, together with the shares the Company held by such person or group, constitutes more than fifty (50) percent of the total fair market value or total voting power of all of the shares of the Company; or

(ii)
A majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iii)
The acquisition by any person, or more than one person acting as a group, within any twelve (12) month period, of ownership of shares possessing thirty (30) percent or more of the total voting power of all of the shares of the Company; or

(iv)
The acquisition by any person, or more than one person acting as a group, within any twelve (12) month period, of assets of the Company that have a total gross fair market value equal to or more than forty (40) percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

The definition of Change in Control contained herein in this subsection (b) shall be interpreted in a manner that is consistent with the definition of “change in control event” under Section 409A of the Code and the Treasury Regulations promulgated thereunder.

Section 8.7 - Code

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

Section 8.8 - Committee

“Committee” means that person or persons appointed by the Company to represent the Company in the administration of the Plan pursuant to the provisions of Article IV.

Section 8.9 - Company

“Company” means Big Lots, Inc. (and prior to May 16, 2001, Consolidated Stores Corporation).

Section 8.10 -Compensation

“Compensation” means the Base Compensation, Fiscal Year Compensation and any Performance Bonus payable to a Participant for services performed for the Company or any other Employer.

Section 8.11 - Deferral Agreement

“Deferral Agreement” means an agreement filed by a Participant to effect deferrals of Compensation hereunder.

Section 8.12 - Deferred Account

“Deferred Account” means the account or accounts maintained by the Committee for each Participant pursuant to Article I. A separate Deferred Account shall be maintained for each Participant. Additionally, separate subaccounts shall be maintained to account for Non-Grandfathered Amounts and

Grandfathered Amounts as well as any other subaccount necessary to reflect the nature of the account and various investment fund allocations of the Participant. A Participant’s Deferred Account shall be utilized solely as a device for the measurement and determination of the amounts to be distributed to or on behalf of a Participant pursuant to the Plan; provided, however, that such Deferred Account shall not constitute or be treated as a trust fund of any kind nor be deemed a funding arrangement under the Code or ERISA.

Section 8.13 - Employer

“Employer” means the Company and/or an Affiliate that participates in the Plan pursuant to Section 6.1.

Section 8.14 - ERISA

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Section 8.15 - Fiscal Year Compensation

“Fiscal Year Compensation” means “fiscal year compensation” as defined under Section 409A of the Code, relating to a period of service that is coextensive with one or more consecutive taxable years of any Employer of which no amount is paid or payable during the taxable year(s) of the Associate or Participant constituting the period of service.

Section 8.16 - Grandfathered Amounts

“Grandfathered Amounts” means the portion, if any, of a Participant’s Deferred Account that was earned and vested within the meaning of Section 409A of the Code under the Plan before January 1, 2005 and any earnings (whether actual or notional) attributable to such portion of the Participant’s Deferred Account, or to such income.

Section 8.17 - Highly Compensated Employee

“Highly Compensated Employee” means an individual who is employed by the Company or any other Employer and who is a “highly compensated employee” as that term is defined in Section 414(q) of the Code for an applicable calendar year.

Section 8.18 - Matching Employer Contributions

“Matching Employer Contributions” means contributions, if any, made by the Employer pursuant to Section 1.4 of the Plan. Any Matching Employer Contributions shall be made at the sole and final discretion of the Board.

Section 8.19 - Non-Grandfathered Amounts

“Non-Grandfathered Amounts” means the portion, if any, of a Participant’s Deferred Account that are not Grandfathered Amounts.

Section 8.20 - Participant

“Participant” means any Highly Compensated Employee who becomes a participant pursuant to Section 1.1 of the Plan and who then elects to participate in the Plan as described in Article I.

Section 8.21 - Performance Bonus

“Performance Bonus” means compensation the amount of which, or the entitlement to which, is contingent on the satisfaction of organizational or individual performance criteria relating to a performance period of at least twelve (12) consecutive months; provided that such criteria have been established in writing by not later than ninety (90) days after the commencement of the period of service to which the criteria relates and the outcome is substantially uncertain at the time the criteria are established, and that constitutes “performance-based compensation” within the meaning of Treasury Regulation §1.409A-1(e).

Section 8.22 - Plan Year

“Plan Year” means the twelve (12) month period beginning each January 1 (i.e., the calendar year).

Section 8.23 - Termination

“Termination” means a termination of the relationship between a Participant and all Affiliates that would be considered a “separation from service” as defined under Section 409A of the Code and Treasury Regulation §1.409A-1(h), except that for purposes of determining whether a Termination has occurred with respect to an Affiliate, Sections 1563(a)(1), (2) and (3) of the Code (for purposes of determining a controlled group of corporations under Section 414(b) of the Code) and Treasury Regulation §1.414(c)-2 (for purposes of determining trades or businesses, whether or not incorporated, that are under common control for purposes of Section 414(c) of the Code) shall be applied without substituting the phrase “at least 50 percent” for “at least 80 percent” in each place it appears in such sections.

Section 8.24 - Unforeseeable Emergency

“Unforeseeable Emergency” means a severe financial hardship to the Participant within the meaning of Treasury Regulation §1.409A-3(i)(3) resulting from: (i) an illness or accident of the Participant or the Participant’s spouse, Beneficiary, or dependent (as defined in Section 152 of the Code, without reference to Sections 152(b)(1), (b)(2) and (d)(1)(B) of the Code); (ii) loss of the Participant’s property due to casualty; or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 - ERISA Status

The Plan shall constitute an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a group of Highly Compensated Employees of any Employer.

Section 9.2 - Compliance with Section 409A of the Code

It is intended that the Plan comply with Section 409A of the Code and the regulations promulgated thereunder (and any subsequent notices or guidance issued by the Internal Revenue Service), and the Plan will be interpreted, administered and operated accordingly. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to a Participant.

Section 9.3 - Construction

In the construction of the Plan, the masculine shall include the feminine and the singular shall include the plural in all cases where such meanings would be appropriate.

Section 9.4 - Controlling Law

The law of the state of the Company’s incorporation shall be the controlling state law in all matters relating to the Plan and shall apply to the extent that it is not preempted by the laws of the United States of America.

Section 9.5 - Effect of Invalidity of Provision

If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provision had not been included.

IN WITNESS WHEREOF, the Company has caused this Amendment to the Plan to be executed by its duly authorized officer on the _____________ day of _________________, 2014, but to be effective as set forth above.

BIG LOTS, INC.

By:

Name:

Title: